EXHIBIT 5

                                             September 6, 1995


Fleet Financial Group, Inc.
50 Kennedy Plaza
Providence, RI  02903

                 Re: Fleet Financial Group, Inc.
                     1995 Restricted Stock Plan
                     ---------------------------
Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Fleet Financial Group, Inc. (the "Company") with the Securities and Exchange Commission on September 6, 1995 in connection with the registration under the Securities Act of 1933, as amended, of up to 250,000 additional shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), and up to 250,000 additional preferred share purchase rights (the "Rights"), to be granted as restricted stock awards pursuant to the Company's 1995 Restricted Stock Plan (the "Plan").

     We have served as counsel for the Company, and as such, have assisted in the organization thereof under the laws of the State of Rhode Island and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

     1. The Restated Articles of Incorporation of the Company;

     2. The By-Laws of the Company;

     3. The Plan;

     4. All corporate minutes and proceedings of the Company relating to the Plan and the issuance of the Common Stock and the Rights being registered under the Registration Statement; and

     5. The specimen certificate of the Common Stock.

     We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock and


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Fleet Financial Group, Inc.
September 6, 1995
Page Two



Rights. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

     We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island and the federal law of the United States.

     Based upon such examination, it is our opinion that the Common Stock and the Rights being registered by the Registration Statement, when issued as contemplated by the Plan, assuming due execution of the Common Stock certificates therefor, will be validly issued, fully paid and non-assessable.

     V. Duncan Johnson, a partner at Edwards & Angell, is a director of Fleet National Bank, Fleet Bank of Massachusetts, National Association and Fleet Bank, National Association, each wholly-owned subsidiaries of the Company, and beneficially owns 4,052 shares of Common Stock.

     We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                                               Very truly yours,

                                               /s/ Edwards & Angell

                                               EDWARDS & ANGELL